Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2012, except for the retrospective adoption of amendments to the accounting standards relating to the reporting and display of comprehensive income (loss) and Note 11, as to which the date is July 22, 2012 in Amendment No. 9 to the Registration Statement (Form S-1 No. 333-170711) and the related Prospectus of Peregrine Semiconductor Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

July 22, 2012